EXHIBIT 99.1

Media contact: Karla Olsen, director, corporate communications Phone: 888.613.0003 FAX: 316.261.6769 karla.olsen@WestarEnergy.com
Investor contact: Bruce Burns, director, investor relations Phone: 785.575.8227 bruce. burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES FIRST QUARTER 2007 RESULTS

TOPEKA, Kan., May 9, 2007 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $29.9 million, or $0.34 per share, for the first quarter 2007 compared with earnings of $26.6 million, or $0.30 per share, for the first quarter 2006. The increase in earnings for the quarter was the result of increased sales that more than offset higher operating expenses.

The company reported revenues of $370.3 million for the first quarter 2007, which was 8.9% higher when compared with $340.0 million for the same period in 2006. Retail sales for the first quarter 2007 increased $12.8 million compared with the same period of 2006. The increase was largely the result of cooler weather and increased recovery in rates of fuel and purchased power costs for the first quarter 2007. Wholesale sales increased $29.8 million for the first quarter of 2007 compared with the same period in 2006, due primarily to increased market-based wholesale sales that resulted from the company’s coal-fired generating facilities operating without restriction for coal conservation as was the case last year. Energy marketing decreased $13.7 million for the first quarter 2007 compared with the same period of 2006 due primarily to a decrease in valuations for contracts receiving mark-to-market treatment and less favorable market conditions, generally.

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Total operating expenses for the first quarter of 2007 increased $12.0 million compared with the same period in 2006, primarily caused by an $11.4 million increase in fuel and purchased power expense as a result of increased production to satisfy greater customer demand.

Other income and expense for the first quarter 2007 was $2.3 million of expense compared with income of $7.3 million for the same period in 2006. The change between periods is due to $9.6 million, or $0.11 per share, of income from corporate-owned life insurance in first quarter 2006, compared with no such income in first quarter 2007. Interest expense for the first quarter 2007 was $25.4 million compared with $23.4 million for the same period in 2006, reflecting increased short-term borrowings and the reclassification this year to interest expense of interest recorded on liabilities associated with uncertainties in income taxes.

2007 Earnings Guidance

Westar Energy affirmed its previously announced 2007 full-year earnings guidance of $1.63 to $1.78 per share. Westar Energy’s 2007 Earnings Drivers, dated March 1, 2007, available on the company’s web site, provide the company’s earnings guidance and the earnings drivers and adjustments used in arriving at 2007 full-year earnings guidance.

Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy has posted on its Web site a package of more detailed financial information related to its first quarter performance. The materials are available under Investor Presentations in the Investor Relations section of the company Web site.

Westar Energy’s conference call with the investment community will be at 10 a.m. Eastern Time (9 a.m. Central) on May 9, 2007. Jim Haines, chief executive officer, and Mark Ruelle, executive vice president and chief financial officer, will host the call. Investors, media

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and the public may listen to the conference call by dialing 800-295-3991, participant code 73353590. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 669,000 customers in the state. Westar Energy has about 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the period ended March 31, 2007 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31
	2007	2006	Change
Sales	$370,306	$340,023	$30,283

Fuel and purchased power	103,409	92,000	11,409
Operating and maintenance	107,588	110,503	(2,915)
Depreciation and amortization	45,719	47,572	(1,853)
Selling, general and administrative	43,645	38,265	5,380

Total Operating Expenses	300,361	288,340	12,021

Income from Operations	69,945	51,683	18,262

Other income	(2,311)	7,302	(9,613)
Interest expense	25,455	23,398	2,047
Income tax expense	12,014	8,749	3,265

Net Income	30,175	26,838	3,337

Preferred dividends	242	242	—

Earnings Available for Common Stock	$29,933	$26,596	$3,337

Basic Earnings Per Share	$0.34	$0.30	$0.04

Average equivalent common shares outstanding	87,947	87,279